PROSPECTUS SUPPLEMENT                         FILED PURSUANT TO RULE 424(B)(3)
(To Prospectus Dated August 10, 1999)               Registration No. 333-83703



                         APPLIED MAGNETICS CORPORATION
             RIGHTS OFFERING OF 45,736,741 SHARES OF COMMON STOCK
                              AT $1.00 PER SHARE


      This prospectus supplement should be read in conjunction with the prospectus dated August 10, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

      Effective as of the date of this supplement, the prospectus information is amended as follows:

      1. The paragraph under "PROSPECTUS SUMMARY -- Oversubscription Privilege" (page 4) is amended to read as follows:

                  If you were a holder of our common stock on the record date of August 12, 1999 and you fully exercise the basic subscription privilege, you may also purchase at $0.85 per share, a 15% discount to the basic subscription privilege, additional shares of common stock that are not purchased by other stockholders. Holders of the rights who were not record holders on the record date of August 12, 1999 may purchase at $1.00 per share additional shares of common stock that are not purchased by other stockholders. If there are not enough shares available to fill all subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege.

      2. The second sentence in the paragraph under "THE RIGHTS OFFERING -- Basic and Oversubscription Privilege - Subscription Price" (page 16) is amended to read as follows:

                  The oversubscription price is $0.85 per share, a 15% discount to the basic subscription price, for holders of our common stock on the record date and $1.00 per share for holders of the rights who were not record holders on the record date.
                  ----------------------------------------------

          The date of this prospectus supplement is August 17, 1999.